Meeting of Stockholders - Voting Results

On April 24, 2009, the Fund held its Annual Meeting of Stockholders to consider an amendment to the Fund’s Charter and the election of Directors of the Fund. The results of voting were as follows:

Proposal 1: Amendment to the Charter classifying the Board of Directors into three separate classes and making related changes to the Charter (both common and preferred stockholders vote):
	# of Votes Cast	% of Votes Cast
Affirmative	6,878,143	90.67%
Against	684,220	9.02%
Abstained	23,268	0.31%
TOTAL	7,585,631	100.00%
Proposal 2: Election of Directors of the Fund:
Election of Joel W. Looney as a Class II Director of the Fund (both common and preferred stockholders vote)	# of Votes Cast	% of Votes Cast
Affirmative	11,087,571	93.49%
Withheld	772,237	6.51%
TOTAL	11,859,808	100.00%
Election of Richard I. Barr as a Class III Director of the Fund (both common and preferred stockholders vote)
Affirmative	11,079,510	93.42%
Withheld	780,298	6.58%
TOTAL	11,859,808	100.00%
Election of Dr. Dean L. Jacobson as Class I Director of the Fund (both common and preferred stockholders vote)	# of Votes Cast	% of Votes Cast
Affirmative	11,079,199	93.42%
Withheld	780,609	6.58%
TOTAL	11,859,808	100.00%
Election of John S. Horejsi as a Class I Director of the Fund (only preferred stockholders vote)
Affirmative	713	98.48%
Withheld	11	1.52%
TOTAL	724	100.00%
Election of Susan L. Ciciora as a Class III Director of the Fund (only preferred stockholders vote)	# of Votes Cast	% of Votes Cast
Affirmative	713	98.48%
Withheld	11	1.52%
TOTAL	724	100.00%